Exhibit 3.1

CERTIFICATE OF FORMATION

OF

LADDER CAPITAL FINANCE HOLDINGS LLC

This Certificate of Formation of Ladder Capital Finance Holdings LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is Ladder Capital Finance Holdings LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 25th day of February, 2008.

By:	/s/ Cindy Rashed Reilly
Cindy Rashed Reilly
Authorized Person